Exhibit 99.1

HARVARD

B I O S C I E N C E

FOR IMMEDIATE RELEASE

CONTACTS:

Investor information:

David Green

President

Harvard Bioscience, Inc.

Phone:    (508) 893-8999

Email: dgreen@harvardbioscience.com

Genomic Solutions Inc., a Harvard Bioscience company, completes acquisition of GeneMachines

HOLLISTON, Mass., March 12, 2003 — Genomic Solutions, Inc., a wholly-owned subsidiary of Harvard Bioscience, Inc. (NASDAQ: HBIO), announced today the acquisition of substantially all of the assets of Genomic Instrumentation Services, Inc. d/b/a GeneMachines.  The purchase price for the GeneMachines assets was approximately $8.1 million in cash plus the assumption of certain specified liabilities.  GeneMachines designs, develops, manufactures and distributes high throughput instrumentation for DNA and protein microarray production, nucleic acid sample preparation, and DNA synthesis.

Jeff Williams, President of Genomic Solutions, commented, “This acquisition significantly strengthens our genomic product offering, especially our DNA microarray instrumentation product line.  With GeneMachines’ focus on the ‘front end’ DNA microarray processes of sample preparation and microarray production and Genomic Solutions’ focus on the ‘back end’ processes of hybridization, imaging and analysis, we have a complementary set of products that we believe makes us one of the leading companies in the DNA microarray systems and instrumentation market.  Genomic Solutions plans to sell and distribute its entire genomic product line under the well recognized and respected ‘GeneMachines’ brand name on a global basis.  Also, given that most of GeneMachines sales occurred in the U.S. and a majority of Genomic Solutions sales occur in international markets, we believe there is an opportunity to leverage the GeneMachines products through our existing distribution channels.  To maximize this opportunity, GeneMachines sales and service functions will be integrated with the Genomic Solutions commercial organization, while manufacturing, R&D and certain marketing and customer support personnel will remain in GeneMachines’ current San Carlos, California facility.”

According to Chane Graziano, CEO of HBIO, “Harvard Bioscience is a profitable, high growth, life science tools company focused on providing a broad range of products used in the drug discovery process.  Our strategy is quite simple; through internal development of new products, partnerships and acquisitions, continue to drive growth in revenues and profits.  Successful implementation of this strategy has enabled us to achieve a compound annual revenue growth rate of 38% over the past five years.”  Mr. Graziano continued, “We think GeneMachines is an excellent fit with our strategy and objectives.  With the projected efficiency gains from the integration of GeneMachines with Genomic Solutions, and with the success demonstrated in the fourth quarter of 2002 by Genomic Solutions as an HBIO subsidiary, we believe that the acquisition of GeneMachines will accelerate the timetable for Genomic Solutions to be able to support operating margins in the 20% range.”

HBIO has entered into an agreement for a $6 million bridge loan to partially fund the acquisition of GeneMachines and in anticipation of closing a $12 million (which would include the amount of the bridge loan) revolving credit facility which would be available to fund future acquisitions or working capital.  Prior to the GeneMachines acquisition and prior to the receipt of any proceeds from the bridge loan, HBIO had approximately $11 million in cash.  HBIO expects to continue to realize positive cash flows from operations.

The GeneMachines transaction is expected to add revenues of approximately $6,000,000 in 2003 and to be accretive to earnings per share.

For further information, please contact Chane Graziano, CEO at 508-893-8999 or at cgraziano@harvardbioscience.com or Susan Luscinski, CFO at 508-893-8999 or at sluscinski@harvardbioscience.com.

About Harvard Bioscience, Inc.

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in 100 countries through its direct sales force, its 1,000 page catalog (and various other specialty catalogs), and through its distributors, including Amersham Biosciences and PerkinElmer. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in Japan, France and Canada.  For more information please visit www.harvardbioscience.com

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause HBIO’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about the impact of the GeneMachines acquisition on future revenues, earnings and operating margins, the ability to integrate and leverage the GeneMachines business, product lines, technology, distribution channels and sales and service functions, the expectation that positive cash flows from operations will continue, the anticipated closing of a definitive agreement for the revolving credit facility, management’s strategy, and other plans, objectives and intentions contained in this press release that are not historical facts. In particular, there is a risk that the acquisition will not generate revenues, earnings or operating margins that management anticipates and there is a risk that HBIO may not reach agreement with a lender on the terms of the revolving credit facility and may be required to repay the bridge loan on less than favorable terms.  Other factors that may cause HBIO’s actual results to differ materially from those in the forward-looking statements include HBIO’s failure to successfully integrate the GeneMachines business or realize anticipated synergies, expand distribution of its product offerings, introduce new products, implement its strategy or commercialize new technologies, and unanticipated costs relating to the acquisition, as well as other risk factors described in HBIO’s public filings. HBIO’s results may also be affected by factors of which HBIO is not currently aware. HBIO may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.